Exhibit 10.28

August 7, 1998

Ms. Ann T. Buivid
188 Godfrey Road East
Weston, CT 06883

Dear Ann:

     It is with great pleasure that I offer you the position of Vice President Worldwide Marketing and New Business Development for Remington Products Company, L.L.C. As we have discussed, this position is of critical importance to the future of the Remington Products' organization, and will provide an excellent venue for your personal success and professional accomplishments. In this position, you will have responsibility for all of Remington's marketing efforts. You will report directly to me. The terms of the offer are as follows:

1.   Base Salary

     Your annual base salary will be $200,000.

2.   Annual Incentive Award

     You shall be included in the Company's bonus plan for the fiscal year commencing on January 1, 1999 with a target bonus of 45% of your annual base salary. The amount of your actual bonus, including when paid, etc., will be in accordance with all of the provisions of the bonus program. Furthermore, if your employment commences prior to September 1, 1998, you shall be entitled to receive a pro-rata bonus for 1998.

3.   Equity

     You will be included in the Company's Phantom Equity Plan which achieves value based upon increases in the Company's equity. You will receive phantom equity under the Plan equal to 0.65% of the total equity to be divided between Time Based, Performance Based and Super Performance Based. The terms of the Phantom Equity Plan, including how and when paid, will be subject to the terms of the Phantom Equity Agreements. An outline of the Phantom Equity Plan is attached.

4.   Benefit Plans

     You will be entitled to immediately participate in the benefit plans available to all executives of the Company and shall be reimbursed for your reasonable and necessary travel


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and other expenses incurred in connection with the business of Remington in accordance with the reimbursement policies of the Company. You shall be entitled to four weeks.

5.   Severance

     If your employment is terminated by the Company, without cause, during your first year, you shall be paid a monthly severance payment of $16,666 per month for twelve (12) months and if such termination occurs on or after one year of employment, the Company will continue to pay you your annual base salary at the rate of pay in effect on the date of termination for a period of six (6) months. The severance payments will be reduced by an amount equal to 75% of any compensation you earn during the period you are receiving severance from the Company.

     It is anticipated that the terms of this letter will be incorporated into an Employment Agreement between the Company and you.

     I am delighted at the prospect of your joining Remington Products. With your leadership Ann, I am confident we can achieve great things and have some fun in the process. Please feel free to call me with any questions you may have.

     If this offer is acceptable, please sign on the indicated line below and return a copy to me.

                                                   Cordially,



                                                   Neil DeFeo
                                                   President and CEO

Accepted this __day of August, 1998


---------------------------
Ann T. Buivid


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